Exhibit 10.11

August 29, 2018

Scott Harvey

116 Bayview Avenue

Babylon, New York 11702

Dear Scott:

We’re delighted to offer you the position of Chief Operating Officer of Black Rifle Coffee Company. We have listed below a summary of the material terms of your employment with us. Please review them carefully and let us know if you have any questions or concerns. If you accept this offer, your start date will be October 1, 2018, or another mutually agreed upon date.

The material terms and provisions of your employment with Black Rifle Coffee Company would be as follows:

Position

Your title will be Chief Operating Officer, and you will report to Evan Hafer, the Company’s Chief Executive Officer. This is a full-time position. While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

Base Compensation

The Company will pay you a starting salary at the rate of $315,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

Annual Incentive Plan

You will be eligible to participate in the 2018 fiscal year Black Rifle Coffee Company Annual Incentive Plan as modified by BRCC, in its business judgment, from time-to-time. Your target bonus is 50% of base salary. Your bonus payout for 2018 will be discretionary based on Company and individual performance, and will be prorated based on your hire date. You must be employed by BRCC on the date of payout, which will be no later than March 31 of the next Fiscal Year, to be eligible to receive any bonus monies. All forms of your compensation will be subject to applicable withholding and payroll taxes and other deductions required by law.

Moving Expenses & Relocation Incentive

To assist you with the costs of your transition and move from Babylon, New York to San Antonio, Texas, BRCC will reimburse you for up to $25,000 in reasonable moving expenses eligible under IRS guidelines, provided you submit actual receipts to support such expenses. You will also receive a relocation incentive in an amount equal to four weeks of salary (grossed up and reported as income) to cover additional costs. Please note, you will be required to repay the relocation incentive on a prorated basis if you voluntarily leave the Company’s employ within 12 months following receipt of the relocation funds. The prorated repayment equals 1/12 of the total multiplied by the number of months remaining in the 12-month period.

Temporary Housing

BRCC will provide you with up to 90 continuous days of temporary housing which will begin on your start date. In addition, BRCC will pay for a house hunting trip of up to three days for you and your family to visit the San Antonio area during your transition, said expenses to be incurred in accordance with the Company’s business travel guidelines which will be provided to you prior to the trip.

Vacation/Sick

You will be eligible for 25 days of vacation. During the first year of your employment, your vacation will be prorated based upon the number of days from your hire date until the end of BRCC’s fiscal year. You will be eligible to take these prorated days after your date of hire. In subsequent years, the vacation is advanced at the beginning of the fiscal year, December 1st. Colleagues also receive 8 FTO (Flex-Time-Off) days per year to use for any absence except vacation or the extension of a vacation or holiday. FTO is also prorated for your first year of employment.

Equity Incentive Plan & Vesting

After commencing employment, you will be eligible to receive incentive equity representing one percent (1%) of Black Rifle’s common equity, determined on a fully diluted basis. The equity will be issued pursuant to BRCC’s standard form Restricted Unit Agreement, and the participation threshold will be determined by the compensation committee of the Company’s Board of Directors based on the then-current valuation of the Company. Your incentive equity will be subject to vesting restrictions, with 25% of such equity to vest on the one-year anniversary of your Restricted Unit Agreement, and the remainder to vest in prorated amounts monthly over the following three years, so that all of your incentive equity will become fully vested at the end of four years of continuous employment. In the event of a sale of the Company at any time, all equity awarded will fully vest.

Employee Benefits

As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Executives are eligible for all BRCC benefits on the first day of month following a 30-day waiting period which starts on your first day of employment. The Company offers a comprehensive employee benefits program, including:

●	Health
●	Vision
●	Dental
●	Life
●	Employee Assistance Programs
●	Employee Discounts

Confidentiality/Non-Disclosure/Non-Solicitation

Like all Company employees, you will be required, as a condition of your employment, to sign documents confirming your commitment to maintain and protect the Company’s confidential, proprietary and trade secret information and your agreement not to solicit Company employees and contractors at any time, including after separation .

Employment Agreement

Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. The terms of your employment will be more fully set forth in an Employment Agreement, the form of which will be forthcoming. You will be required to observe and uphold all of the Company’s employment and privacy policies and procedures, as such policies may be amended from time to time. All forms of your compensation will be subject to applicable withholding and payroll taxes and other deductions required by law.

Severance

If the Company terminates Executive’s employment without cause, Executive shall be eligible to receive a severance payment equal to 6 months of Executive’s base salary. Notwithstanding the foregoing, if Executive is terminated as a result of a sale of the Company prior to the first anniversary of the commencement date, Executive shall be entitled to 12 months of base salary.

Restrictive Covenants Representation/Warranty

If you are presently bound by any restrictive covenants (including non-solicitation or non-competition), you agree to immediately present to the Company any such contracts or agreements and understand that this Offer is contingent on the terms and conditions of same. You represent and warrant that by accepting this Offer and thereafter entering into the Employment Agreement , you are not and will not be in violation of the terms and conditions of any other existing contractual obligation or restrictive covenant to which you are a party and will not otherwise violate any contractual or employment obligations to a former employer or other party as a result of this Agreement . Your signature below will also serve to confirm that you will not, in the provision of services to the Company, hereafter violate any existing contractual obligation or restrictive covenant to which you are bound.

The offer described in this letter will remain open until September 5, 2018, look forward to the privilege of working with you, and we hope that you will choose to join our team.

Sincerely,

Necia Clark-Mantle

Chief Human Resource Officer

I agree to and accept conditional employment with the Company on the terms and conditions set forth in this Agreement. I understand and agree that my employment with the Company will be subject to the conditions set forth herein, which will be set forth in more detail in the Employment Agreement that will be provided to me for review and execution prior to the start of my employment.

/s/ Scott Harvey	9/2/18
Scott Harvey	Date